Exhibit 99.1

FIRST SAVINGS FINANCIAL GROUP, INC. REPORTS 2010 THIRD QUARTER FINANCIAL RESULTS

Clarksville, Indiana—July 28, 2010. First Savings Financial Group, Inc. (NASDAQ: FSFG - news) (the "Company"), the holding company for First Savings Bank, F.S.B. (the "Bank"), today reported net income of $500,000, or $0.23 per diluted share, for the quarter ended June 30, 2010 compared to net income of $153,000, or $0.06 per diluted share, for the quarter ended June 30, 2009.

On September 30, 2009, the Bank completed its acquisition of Corydon-based Community First Bank (“CFB”). The acquisition was recorded using the purchase method of accounting and was effective at the close of business on September 30, 2009.

The Company recognized a one-time pretax charge of $705,000 in connection with the termination and settlement of the Bank’s defined benefit pension plan during the quarter ended June 30, 2010, which was terminated in order to eliminate future cost obligations. Also, the Company recognized one-time pretax charges of $281,000 and $73,000 for data processing and professional fees, respectively, in connection with the conversion of the Bank’s core operating system during the quarter ended June 30, 2010. The purpose of the conversion is to integrate all twelve office locations, provide additional product offerings to support future growth, provide enhanced reporting and management tools, and reduce future data processing expenses. Had these nonrecurring expenses not occurred, the Company would have recognized net income of $1.2 million, or $0.52 per diluted share, for the quarter ended June 30, 2010.

Net interest income after provision for loan losses increased $2.8 million for the quarter ended June 30, 2010 as compared to the same period in 2009. Interest income increased $3.3 million when comparing the two periods due primarily to an increase in the average balance of earning assets of $225.0 million from $225.9 million in 2009 to $450.9 million in 2010. The increase in earning assets primarily relates to the acquisition of CFB. The average tax-equivalent yield on interest-earning assets was 5.91% for 2010 compared to 5.84% for 2009. Interest expense increased $415,000 as the average balance of interest-bearing liabilities increased $230.0 million from $179.8 million in 2009 to $409.8 million in 2010, which more than offset a decrease in the average cost of those liabilities from 2.36% in 2009 to 1.44% in 2010. The provision for loan losses increased $28,000 from $272,000 for the three-month period ended June 30, 2009 to $300,000 for the same period in 2010.

Noninterest income increased $448,000 for the three months ended June 30, 2010 as compared to the same period in 2009. The increase was primarily due to increases in service charges on deposit accounts of $255,000, commission income of $55,000 and other income of $69,000, and net gains on sales of investment securities of $34,000 recognized during 2010.  The increases in services charges on deposits and other income, which relate primarily to ATM surcharge and EFT interchange fee income, is primarily a result of acquired CFB deposit accounts.

Noninterest expenses increased $2.8 million for the three months ended June 30, 2010 as compared to the same period in 2009. Compensation and benefits expense increased $1.7 million due primarily to additional personnel resulting from the CFB acquisition and the aforementioned $705,000 termination cost of the defined benefit pension plan. Occupancy and equipment, data processing and other operating expenses increased $348,000, $360,000 and $333,000, respectively, when comparing the two periods primarily as a result of the CFB acquisition.  The data processing expense increase included the aforementioned $281,000 of charges associated with the conversion of the core operating system and the other operating expense increase included $73,000 of amortization of the acquired core deposit intangible.

The Company recognized income tax expense of $83,000 for the three months ended June 30, 2010, for an effective tax rate of 14.2%, compared to an income tax benefit of $2,000 for the same period in 2009.  The low effective tax rate for the three months ended June 30, 2010 was due primarily to an increase in tax exempt income and a decrease in income before taxes for the period.

Results of Operations for the Nine Months Ended June 30, 2010 and 2009

For the nine months ended June 30, 2010, the Company reported net income of $2.1 million, or $0.92 per diluted share, compared to a net loss of $212,000 for the same period in 2009.

Net interest income after provision for loan losses increased $8.0 million for the nine-month period ended June 30, 2010 as compared to the same period in 2009. Interest income increased $10.1 million when comparing the two periods due primarily to an increase in the average balance of interest-earning assets of $229.6 million from $217.9 million in 2009 to $447.5 million in 2010. The average tax-equivalent yield on interest-earning assets was 5.94% for 2010 compared to 5.90% for 2009. Interest expense increased $1.2 million as the average balance of interest-bearing liabilities increased $234.8 million from $172.9 million in 2009 to $407.7 million in 2010, which more than offset a decrease in the average cost of those liabilities from 2.64% in 2009 to 1.52% in 2010. The provision for loan losses increased $846,000 from $400,000 for the nine-month period ended June 30, 2009 to $1.2 million for the same period in 2010. The increase in the provision for loan losses is primarily due to net charge-offs totaling $744,000 during the nine-month period ended June 30, 2010, and an increase in nonperforming loans primarily as a result of the CFB acquisition.

Noninterest income increased $1.2 million for the nine months ended June 30, 2010 as compared to the same period in 2009. The increase was primarily due to increases in service charges on deposit accounts of $757,000, commission income of $125,000 and other income of $176,000 primarily as a result of the CFB acquisition.

Noninterest expenses increased $5.8 million for the nine months ended June 30, 2010 as compared to the same period in 2009. Compensation and benefits expense increased $3.9 million primarily due to additional personnel resulting from the CFB acquisition and the termination of the defined benefit pension plan. Occupancy and equipment expense and FDIC insurance premiums increased $969,000 and $239,000, respectively, when comparing the two periods, primarily as a result of the CFB acquisition and an industry-wide increase in FDIC insurance premiums. Data processing expenses increased $786,000 primarily as a result of the CFB acquisition and one-time charges of $564,000 associated with the conversion of the core operating system. Professional fees increased $210,000, primarily as the result of fees associated with the conversion of the core operating system totaling $121,000 and $43,000 of consulting fees related to Sarbanes-Oxley compliance. Other operating expense increased $841,000, when comparing the two periods, also primarily as a result of the CFB acquisition, including amortization of the acquired core deposit intangible of $220,000. Charitable contributions decreased $1.2 million when comparing the two periods due to the $1.2 million one-time contribution to the First Savings Charitable Foundation during 2009.

The Company recognized income tax expense of $742,000 for the nine months ended June 30, 2010, for an effective tax rate of 26.2%, compared to an income tax benefit of $342,000 for the same period in 2009. The tax benefit for 2009 was due primarily to increased deferred tax assets related to the temporary timing difference generated by the charitable contribution to the First Savings Charitable Foundation.

Comparison of Financial Condition at June 30, 2010 and September 30, 2009

Total assets as of June 30, 2010 were $501.5 million compared to $480.8 million at September 30, 2009. Investment securities and the cash surrender value of life insurance increased $28.9 million and $4.4 million, respectively, while net loans decreased $9.9 million from September 30, 2009 to June 30, 2010.

Deposits and advances from the FHLBI increased $13.8 million and $8.3 million, respectively, while federal funds purchased decreased by $1.2 million from September 30, 2009 to June 30, 2010.

Stockholders’ equity increased $684,000 from $52.9 million at September 30, 2009 to $53.6 million at June 30, 2010.  The increase was due primarily to $1.9 million of retained net earnings, a $1.2 million increase in accumulated other comprehensive income, representing the net unrealized gains on available for sale securities, and $259,000 for ESOP shares released during the nine-month period, partially offset by the open market repurchases of $1.3 million of common stock recorded as treasury stock and $1.3 million of common stock for the First Savings Financial Group, Inc. 2010 Equity Incentive Plan, which was recorded as unearned stock compensation .  During the quarter ended December 31, 2009, the Company declared a special dividend of $0.08 per share, totaling $193,000, which was paid to shareholders of record as of the close of business on January 4, 2010.  At June 30, 2010, the Bank was considered “well-capitalized” under applicable regulatory capital guidelines.

First Savings Bank has twelve offices in the Indiana communities of Clarksville, Jeffersonville, Charlestown, Sellersburg, Floyds Knobs, Georgetown, Corydon, English, Leavenworth, Marengo and Salem, following the closure of its Milltown, Indiana location and its leased branch office in Corydon, Indiana in July 2010.  Access to First Savings Bank accounts, including online banking and electronic bill payments, is available anywhere with Internet access through the Bank's website at www.fsbbank.net. Community First Bank division customers can continue to access their accounts with Internet access via the CFB website at www.c-f-b.com.

This release may contain forward-looking statements within the meaning of the federal securities laws. These statements are not historical facts; rather, they are statements based on the Company's current expectations regarding its business strategies and their intended results and its future performance. Forward-looking statements are preceded by terms such as "expects," "believes," "anticipates," "intends" and similar expressions.

Forward-looking statements are not guarantees of future performance. Numerous risks and uncertainties could cause or contribute to the Company's actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements. Factors that may cause or contribute to these differences include, without limitation, changes in general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; the Company’s inability to realize the expected benefits of the acquisition of CFB; and other factors disclosed periodically in the Company's filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

Contact
Tony A. Schoen, CPA
Chief Financial Officer
812-283-0724

FIRST SAVINGS FINANCIAL GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Nine Months Ended		Three Months Ended
	June 30,		June 30,
OPERATING DATA:	2010	2009	2010	2009
(In thousands, except share and per share data)

Total interest income	$19,662	$9,576	$6,541	$3,272
Total interest expense	4,653	3,425	1,475	1,060

Net interest income	15,009	6,151	5,066	2,212
Provision for loan losses	1,246	400	300	272

Net interest income after provision for loan losses	13,763	5,751	4,766	1,940

Total noninterest income	2,001	826	739	291
Total noninterest expense	12,930	7,131	4,922	2,080

Income (loss) before income taxes	2,834	(554)	583	151
Income tax expense (benefit)	742	(342)	83	(2)

Net Income (Loss)	$2,092	$(212)	$500	$153

Net Income (Loss) per share, basic	0.92	(0.09)	0.23	0.06
Weighted average common shares outstanding, basic	2,272,182	2,300,848	2,211,353	2,357,331

Net Income (Loss) per share, diluted	0.92	(0.09)	0.23	0.06
Weighted average common shares outstanding, diluted	2,272,182	2,300,848	2,211,353	2,357,331

Performance ratios (annualized):
Return on average assets	0.57%	-0.12%	0.41%	0.25%
Return on average equity	5.26%	-0.55%	3.77%	1.18%
Interest rate spread	4.42%	3.26%	4.47%	3.48%
Net interest margin	4.55%	3.81%	4.60%	3.96%
Efficiency ratio	76.01%	102.21%	84.79%	83.10%

	June 30,	September 30,
FINANCIAL CONDITION DATA:	2010	2009
(Dollars in thousands)

Total assets	$501,490	$480,811
Cash and cash equivalents	10,492	10,404
Investment securities	108,263	79,362
Gross loans	348,008	357,518
Allowance for loan losses	4,197	3,695
Goodwill	5,940	5,882
Core deposit intangible	2,521	2,741
Earning assets	460,094	439,717
Deposits	364,598	350,816
FHLB debt	64,050	55,773
Total liabilities	447,929	427,934
Stockholders' equity	53,561	52,877

Non-performing assets:
Nonaccrual loans	4,596	4,731
Accruing loans past due 90 days	626	542
Foreclosed real estate	1,198	1,589
Other nonperforming assets	182	64

Asset quality ratios:
Allowance for loan losses as a percent of total gross loans	1.21%	1.04%
Allowance for loan losses as a percent of nonperforming loans	80.37%	70.07%
Nonperforming loans as a percent of total loans	1.50%	1.47%
Nonperforming assets as a percent of total assets	1.32%	1.44%